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                                                                 Exhibit 2(r)(2)

                      KAYNE ANDERSON CAPITAL ADVISORS, L.P.
                                 CODE OF ETHICS

A.    GENERAL

      The Code of Ethics is predicated on the principle that KACALP owes a fiduciary duty to its clients. Accordingly, KACALP's employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients. At all times, KACALP must:

      - PLACE CLIENT INTERESTS AHEAD OF KACALP'S - As a fiduciary, KACALP must serve in its clients' best interests. In other words, KACALP employees may not benefit at the expense of advisory clients. This concept is particularly relevant when employees are making personal investments in securities traded by advisory clients.

      - ENGAGE IN PERSONAL INVESTING THAT IS IN FULL COMPLIANCE WITH KACALP'S CODE OF ETHICS - Employees must review and abide by KACALP's Personal Securities Transaction and Insider Trading Policies.

      - AVOID TAKING ADVANTAGE OF YOUR POSITION - Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with KACALP, or on behalf of an advisory client.

      Any questions with respect to KACALP's Code of Ethics should be directed to the Compliance Officer and/or the General Counsel.

B.    PERSONAL SECURITIES TRANSACTIONS POLICY

      Employees may not purchase or sell any security in which the employee has a beneficial owner-ship unless the transaction occurs in an exempted security or the employee has complied with the Personal Security Transaction Policy set forth below.

      1.    TRANSACTION PRE-CLEARANCE PROCEDURES

      KACALP's employees must have written clearance from the Compliance Officer for all personal securities transactions not more than 24 hours before executing the transactions (unless a longer clearance period is specified by the person granting pre-clearance, which he or she may do only in cases involving Securities patently outside each universe of securities in which KCALP in-vests).

      Generally, employees shall complete KACALP's Pre-Clearance Form (See Attachment A) or may request pre-clearance via email. In either case, KACALP shall maintain the pre-clearance forms in conjunction with the record-keeping rule.

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      Once pre-clearance is granted by the Compliance Officer, or, in his absence, the General Counsel, the employee has the remainder of the day to execute the transaction. The pre-clearance approval is good only the day in which the approval is granted. Unless otherwise noted, no pre-clearance is required for the exempted transactions noted below.

      BLACK-OUT PERIODS. No Access Person may purchase a security if he/she knows that a client of KACALP is selling that security or a related security, or has sold such a security within the past five (5) business days. No Access Person may sell a security if he/she knows that a client of KACALP is purchasing that security or a related security, or has purchased such a security within the past five (5) business days.

      SECURITIES, AND INSTRUMENTS THAT ARE NOT SECURITIES. KACALP will regard the following as securities for purposes of complying with this policy:
      Any, stock, treasury security, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, fractional undivided interest in oil, gas, or other mineral rights, any options, or in general, any interest or instrument commonly known as a security.

      Commodities, futures and options traded on a commodities exchange, including currency futures are not considered securities. However, futures and options on any group or index of securities shall be considered securities.

      EXEMPT SECURITIES. Investments in Treasury securities, certificates of deposit, commercial paper and other similar money market instruments and shares of open-end mutual fund companies are not required to be reported by employees under the Personal Security Transaction Policy. However, this exemption does not apply to shares of Kayne Anderson MLP Investment Company (the "Fund"), which must be precleared and reported in accordance with this Personal Securities Transactions Policy.

      BENEFICIAL OWNERSHIP. Employees are considered to have beneficial ownership of securities if they have or share a direct or indirect pecuniary interest in the securities. Employees have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

      The following are examples of indirect pecuniary interests in securities:

      - Securities held by members of employees' immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included.

      - Employees' interests as a general partner in securities held by a general or limited partnership.

      - Employees' interests as a manager/member in the securities held by a limited liability company.

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      Except for KACALP managed funds, employees do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities held by the entity.

      The following circumstances constitute beneficial ownership by employees of securities held by a trust:

      - Ownership of securities as a trustee where either the employee or members of the employees' immediate family have a vested interest in the principal or income of the trust.

      -     Ownership of a vested beneficial interest in a trust.

      - An employee's status as a settler of a trust, unless the consent of all of the beneficiaries is required in order for the employee to revoke the trust.

      EXEMPT TRANSACTIONS. The following transactions are considered exempt transactions:

      - Any transaction in an account over which the employee does not have any direct or indirect influence or control. For example, presuming that such relatives do not reside in the same household as the employee, accounts of family members outside of the immediate family would not be subject to review.

      - Any transactions occurring in an account that is managed on a fully-discretionary basis by an unaffiliated money manager.

      -     Purchases of securities in DRIPS (dividend reinvestment plans).

      - Purchases of securities by the exercise of rights issued to holders of a class of securities on a pro-rata basis.

      - Acquisitions or dispositions of securities as a result of a stock dividend, stock split, or other corporation actions.

      - Purchases or sales of exchange-traded options on broadly-based indices (indices with average notional open interest during the preceding calendar quarter in excess of $1 billion).

      - Purchases or sales of interest in any private fund managed by KACALP.

      From time to time, the Compliance Officer may exempt certain transactions on a trade-by-trade basis.

      INITIAL PUBLIC OFFERINGS. No employees shall acquire beneficial ownership of securities in an initial public offering until after the public offering and then only at the prevailing market price.

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      PRIVATE PLACEMENTS. Employees wishing to acquire beneficial ownership of securities in a private placement must seek written approval to do so from the Compliance Officer. In determining whether to grant the approval, the Compliance Officer will seek to determine whether or not the employee's acquisition of the security precluded advisory clients from purchasing the security. In addition, the officer must determine that the investment was not being offered to the employee strictly by virtue of the employee's position at KACALP.

      TRADING AND REVIEW. Though not prohibited by this Personal Securities Transaction Policy, KACALP does not expect its employees to engage in frequent short-term (60 days) trading. Except for limited circumstances and subject to pre-clearance approval, KACALP forbids its employees to trade opposite of firm recommendations. KACALP strictly forbids "front-running" client accounts, which is a practice generally understood to be employees personally trading ahead of client accounts. The Compliance Officer will closely monitor employees' investment patterns to detect these abuses. The General Counsel will monitor the Compliance Officer's personal securities transactions for compliance with the Personal Securities Transaction Policy.

      If KACALP discovers that an employee is personally trading contrary to the policies set forth above, the employee shall meet with the Compliance Officer and Chief Executive Officer to review the facts surrounding the transactions. This meeting shall help KACALP to determine the appropriate course of action.

      2.    HOLDINGS./TRANSACTIONS REPORTING

            INITIAL HOLDINGS REPORT. Employees may only personally trade securities through a registered broker/dealer or through a company sponsored DRIP. Each employee must require its broker/dealer to send KACALP duplicate brokerage account statements and trade confirmations no less frequently THAN 10 DAYS AFTER THE END OF EACH CALENDAR QUARTER regardless of whether the employee engaged in reportable trades during the quarter.

            New employees are required to disclose all of their personal securities holdings within 10 days of commencing their employment. The Initial Securities Holding information must be current as of a date NO MORE THAN 45 DAYS BEFORE THE REPORT IS SUBMITTED. (See Attachment B for a copy of the Initial Holdings Form). KACALP shall maintain these records in accordance with the record-keeping rule. This report must include the following information:

            - A list of securities, including the title, number of shares, and/or principal amount (if fixed income securities) of each covered security in which the employee had any direct or indirect beneficial interest or ownership as of the date the employee became an employee;

            - The name of any broker, dealer or bank with whom the employee maintained an account, or in any other account in which securities were held for the direct or indirect benefit or ownership of the employee;

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            -     The date the report is submitted to the CO by the employee.

            QUARTERLY TRANSACTION REPORTS. Every employee must submit a PERSONAL SECURITIES TRANSACTIONS REPORT to the CO NOT LATER THAN 30 DAYS AFTER the end of each calendar quarter listing all securities transactions executed during that quarter in the employee's brokerage account(s) or in any account(s) in which the employee may have any direct or indirect beneficial interest or ownership INCLUDING CASES WHERE NO TRANSACTIONS WERE EXECUTED. The quarterly Quarterly PERSONAL SECURITIES TRANSACTIONS REPORT (SEE ATTACHMENT C) must contain the following information:

            - The date of each transaction, the name of the covered security purchased and/or sold, the interest rate and maturity date (if applicable), the number of shares and/or the principal amount of the security involved;

            - The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

            -     The price at which the covered security was effected;

            - The name of the broker, dealer or bank through whom the transaction was effected;

            - In addition to the securities transaction data, the report will contain representations that the employee (i) during the period, has not purchased or sold any securities not listed on the report; (ii) has not opened a securities brokerage account during the period which has not been reported to KACALP, and
                  (iii) agrees to notify KACALP if he/she opens a personal securities account which has not otherwise been disclosed to KACALP.

            - The date the report is submitted to the CO by the employee. (Note: The re-port must be submitted to the CO WITHIN 30 CALENDAR DAYS following the end of the quarter.)

      Following submission of the PERSONAL SECURITIES TRADING REPORT, the CO will review each re-port for any evidence of improper trading activities or conflicts of interest by the employee. After careful review of each report, the CO will sign and date the report attesting that he/she conducted such review. Quarterly securities transaction reports are to be maintained by the CO in accordance with the records retention provisions of Rule 204-2(e) of the Advisers Act.

      ANNUAL SECURITIES HOLDINGS REPORT. Every employee must submit an Annual Personal Securities Holdings Report to the CO listing all covered securities held by the employee as of December 31 of each year. The report must be submitted not later than 30 calendar days following year-end and must be current as of a date no more than 45 days before the

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      report is submitted. The Annual Personal Securities Holding Report must contain the following information:

      - The title, number of shares and principal amount (if fixed income securities) of each covered security in which the employee had any direct or in-direct beneficial ownership interest or ownership;

      - The name of any broker, dealer or bank with whom the employee maintains an account in which any covered securities are held for the direct or indirect benefit of the employee; and

      -     The date the annual report is submitted by the employee to the CO.

      Following submission of the ANNUAL PERSONAL SECURITIES HOLDING REPORT, the CO will review each report for any evidence of improper trading activities or conflicts of interest by the Access Person. After careful review of each report, the CO will sign and date the report attesting that he/she conducted such review.

      In addition, employees will be required annually to read and sign KACALP's Code of Conduct regarding employee securities transactions.

      DUPLICATE CONFIRMATIONS AND STATEMENTS. All Associates of KACALP having account(s) with any broker/dealer must ensure that the account(s) are established so that duplicate copies of trade confirmations and monthly account statements are submitted directly to KACALP by the broker/dealer. Notwithstanding the fact that an Associate may have an account with a broker/dealer, all securities transactions in the Associate's account with that broker/dealer must be executed through the trading desk of KACALP.

      In lieu of manually listing each securities transaction on the PERSONAL SECURITIES TRADING REPORT, an Associate may affix (staple) copies of trade confirmations received during that quarter to his/her report.

      INDEPENDENT TRUSTEES. An independent Trustee of the Fund is not covered by the prohibitions and pre-clearance requirements of this section unless that Trustee knew or should have known of a transaction or contemplated transaction by the Fund or KACALP.

      3.    REMEDIAL ACTIONS

      KACALP takes the potential for conflicts of interest caused by personal investing very seriously. As such, KACALP has implemented remedial actions that are designed to discourage its employees from violating the Personal Securities Transaction Policy. Employees should be aware that KACALP reserves the right to impose varied sanctions on policy violators depending on the severity of the policy violation.

      -     1st Violation - Oral warning;

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      -     2nd Violation - Written warning that will be included in the employee's file, and disgorgement of profits to a charity specified by the employee; and

      - 3rd Violation - Written warning, disgorgement of profits to a charity and monetary fine to be donated to a charity specified by the employee; and

      -     4th Violation - Possible termination of employment.

      Strict compliance with the provisions of this Code shall be considered a basic condition of employment with KACALP. It is important that employees understand the reasons for compliance with this Code. KACALP's reputation for fair and honest dealing with its clients and the investment community in general, has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of the CO for any questions as to the application of this Code to their individual circumstances. Failure to submit timely reports will be communicated to the General Counsel who in consultation with the Chief Executive Officer, may impose sanctions as he deems appropriate, including a letter of censure, suspension, termination of employment, and/or a disgorging of any profits made

C.    INSIDER TRADING POLICY

      Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser's business, to prevent the misuse of material, nonpublic information by such investment adviser or any person associated with such investment adviser. In accordance with Section 204A, KACALP has instituted procedures to prevent the misuse of nonpublic information.

      Although "insider trading" is not defined in securities laws, it is generally thought to be described as trading either personally or on behalf of others on the basis of material non-public information or communicating material non-public information to others in violation of the law. In the past, securities laws have been interpreted to prohibit the following activities:

      - Trading by an insider while in possession of material non-public information; or

      - Trading by a non-insider while in possession of material non-public information, where the information was disclosed to the non-insider in violation of an insider's duty to keep it confidential; or

      - Communicating material non-public information to others in breach of a fiduciary duty.

      - KACALP's Insider Trading Policy applies to all of its employees. Any questions should be directed to the Compliance Officer and/or General Counsel.

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      POLICY COVERAGE. This policy covers all of KACALP's employees ("covered persons") as well as any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the covered person is an officer, director or 10% or greater stockholder and a partnership of which the covered person is a partner unless the covered person has no direct or indirect control over the partnership.

      MATERIAL INFORMATION. "Material information" is generally defined as information for which there is a substantial likelihood that an investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities.

      Advance knowledge of the following types of information is generally regarded as "material":

      -     Dividend or earnings announcements

      -     Write-downs or write-offs of assets

      -     Additions to reserves for bad debts or contingent liabilities

      -     Expansion or curtailment of company or major division operations

      -     Merger, joint venture announcements

      -     New product/service announcements

      -     Discovery or research developments

      -     Criminal, civil and government investigations and indictments

      -     Pending labor disputes

      -     Debt service or liquidity problems

      -     Bankruptcy or insolvency problems

      -     Tender offers, stock repurchase plans, etc.

      -     Recapitalization

      Information provided by a company could be material because of its expected effect on a particular class of a company's securities, all of the company's securities, the securities of another company, or the securities of several companies. The misuse of material non-public information applies to all types of securities, including equity, debt, commercial paper, government securities and options.

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      Material information does not have to relate to a company's business. For example, material in-formation about the contents of an upcoming newspaper column may effect the price of a security, and therefore be considered material.

      Non-Public Information. In order for issues concerning insider trading to arise, information must not only be material, but also non-public. "Non-public" information generally means information that has not been available to the investing public.

      Once material, non-public information has been effectively distributed to the investing public, it is no longer classified as material, non-public information. However, the distribution of non-public information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.

      KACALP's employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information. Whether the "tip" made to the employee makes him/her a "tippee" depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.

      The "benefit" is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information. Employees may also become insiders or tippees if they obtain material, non-public information by happenstance, at social gatherings, by overhearing conversations, etc.

      PENALTIES FOR INSIDER TRADING. Severe penalties exist for firms and individuals that engage in the act of insider trading, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found guilty of insider trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

      PROCEDURES. If an employee has questions as to whether they are in possession of material, non-public information, they must inform the Compliance Officer and General Counsel as soon as possible. From this point, the employee, Compliance Officer and General Counsel will conduct research to determine if the information is likely to be considered important to investors in making investment decisions, and whether the information has been publicly disseminated.

      Given the severe penalties imposed on individuals and firms engaging in insider trading, employees:

      - Shall not trade the securities of any company in which they are deemed insiders who may possess material, non-public information about the company.

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      -     Shall not engage in securities transactions of any company, except in accordance with KACALP's Personal Securities Transaction Policy and the securities laws.

      - Shall submit personal security trading reports in accordance with the Personal Security Transaction Policy.

      - Shall not discuss any potentially material, non-public information with colleagues, except as specifically required by their position.

      - Shall immediately report the potential receipt of non-public information to the Compliance Officer and General Counsel.

      - Shall not proceed with any research, trading, etc. until the Compliance Officer and General Counsel inform the employee of the appropriate course of action.

      OFFICERS, TRUSTEES AND/OR DIRECTORS OF OUTSIDE ORGANIZATIONS. Employees may, under certain circumstances, be granted permission to serve as directors, trustees or officers of outside organizations. These organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. Employees may also receive compensation for such activities.

      At certain times, KACALP may determine that it is in its clients' best interests for an employee(s) to serve as officers or on the board of directors of outside organizations. For example, a company held in clients' portfolios may be undergoing a reorganization that may affect the value of the company's outstanding securities and the future direction of the company. Service with organizations outside of KACALP can, however, raise serious regulatory issues and concerns, including conflicts of interests and access to material non-public information.

      As an outside board member or officer, an employee may come into possession of material non-public information about the outside company, or other public companies. It is critical that a proper information barrier be in place between KACALP and the outside organization, and that the employee does not communicate such information to other KACALP employees in violation of the information barrier.

      Similarly, KACALP may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the employee must not be involved in the decision to retain or hire KACALP.

      KACALP employees are prohibited from engaging in such outside activities without the prior written approval from General Counsel. Approval will be granted on a case by case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved and all of the necessary disclosures are made on Part II of Form ADV.

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D.    POLICY REGARDING GIFTS

      Employees may not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with KACALP, or on behalf of an advisory client. However, employees may accept gifts from a single giver in aggregate amounts not exceeding $100, and may attend business meals, sporting events and other entertainment events at the expense of a giver, as long as the expense is reasonable and both the giver(s) and the employee(s) are present.

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ATTACHMENT A

PERSONAL TRADING PRE-CLEARANCE FORM

KAYNE ANDERSON CAPITAL ADVISORS, L.P.
PERSONAL TRADE AUTHORIZATION REQUEST FORM

Name of Employee:_______________________________________________________________
Broker:          _______________________________________________________________
Account Name:    _______________________________________________________________

Buy or Request Approximate

Name of Issuer/Security & Ticker          Amount   Buy/Sell    Date       Price
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
To be signed by employee:
I am not privy to any material non-public information concerning the issuer(s) of the securitie(s) identified above.
Employee signature: ____________________________  Date: ________________________
To be completed by Compliance personnel only.
Approved:          _____________________________  Date: ________________________
Special Instructions:
________________________________________________________________________________
________________________________________________________________________________

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ATTACHMENT B

INITIAL HOLDINGS FORM

In accordance with KAYNE ANDERSON CAPITAL ADVISORS, L.P.'s Personal Securities Transaction Policy, please provide a list of all securities in which you have a pecuniary interest and all securities in non-client accounts for which you make investment decisions. This includes securities held by broker/dealers and other custodians, at your home, in safe deposit boxes, and by an issuer.

Employee   _______________________________________________ (PRINT NAME)

NUMBER OF SHARES    SECURITY NAME     CUSTODIAN               ACCOUNT NUMBER

I certify that this form fully discloses all of the securities in which I have a pecuniary interest.

_____________________________                             ______________________
Signature                                                  Date

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ATTACHMENT C

QUARTERLY PERSONAL SECURITIES TRANSACTION REPORT

To:  Compliance Officer, KACALP

From: ______________________________________________
                 (Access Person/Associate)

Re: Report of Personal Securities Transactions pursuant to Rule 204-2(a)(12) of the Investment Advisers Act:

During the quarter ending ______________, I have purchased/sold the following securities:

Date       Security      Bought/Sold       # Shares        Price       Broker
----       --------      -----------       --------        -----       ------

[USE ADDITIONAL SHEET IF NECESSARY]

[] During the above period, I have not purchased or sold any securities in my personal broker-age account or in any account in which I have a direct or indirect beneficial interest. Beneficial interest is understood to mean securities transactions in the accounts of my spouse, minor children, or other family members residing in my household.

[] During the above period, I have not opened any personal securities brokerage account that I have not disclosed to KACALP.

[] I do not currently have a personal securities brokerage account. However, I agree to promptly notify KACALP if I open such an account so long as I am employed by KACALP.

Signed: _________________________________________.  Date: ______________________

Report reviewed by: _____________________________.  Date: ______________________

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